Exhibit 5.1

August 25, 2022

Toyota Motor Credit Corporation

6565 Headquarters Drive

Plano, Texas 75024

Re: Toyota Motor Credit Corporation ‒ IncomeDriver NotesTM

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3ASR (No. 333-252342) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on January 22, 2021 by Toyota Motor Credit Corporation, a California corporation (the “Company”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), its IncomeDriver NotesTM (the “Securities”) as described in the prospectus supplement dated August 25, 2022 (the “Prospectus Supplement”) and the prospectus dated January 22, 2021 (the “Prospectus”), filed with the Commission as part of the Registration Statement. The Securities will be issued under the Indenture, dated as of August 1, 1991, between the Company and The Bank of New York Mellon Trust Company, N.A. (“BONY”), as trustee, as amended and supplemented by the First Supplemental Indenture, dated as of October 1, 1991, among the Company, BONY and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) (“DBTCA”), the Second Supplemental Indenture, dated as of March 31, 2004, among the Company, BONY and DBTCA, and the Third Supplemental Indenture, dated as of March 8, 2011, among the Company, BONY and DBTCA (collectively, and as the same may be further amended, restated or supplemented, the “Indenture”), pursuant to which BONY will act as trustee with respect to the Securities (the “Trustee”).

As General Counsel of the Company, I am familiar with the Restated Articles of Incorporation and the Bylaws of the Company and with the affairs of the Company. I, or members of my staff, have examined such other instruments, documents and records that I have deemed relevant and necessary for the basis of my opinion hereinafter expressed, including certain resolutions adopted by the Executive Committee of the Board of Directors of the Company relating to the registration of the issuance and sale of the Securities. In addition, I have obtained and relied upon those certificates of public officials I considered appropriate.

In connection with the opinion expressed below, to the extent that the Company’s obligations depend on the enforceability of the Indenture against the Trustee, I have assumed that the Indenture is enforceable against the Trustee. I have also assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. In addition, the opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and its authentication of the Securities.

On the basis of the foregoing, my reliance upon the assumptions in this opinion and my consideration of such other matters of fact and questions of law as I have deemed relevant in the circumstances, and subject to the limitations and qualifications in this opinion, I am of the opinion that when the Securities offered by the relevant pricing supplement, Prospectus Supplement and related Prospectus have been duly executed and issued by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered against payment as contemplated in the relevant pricing supplement, Prospectus Supplement and related Prospectus, such Securities will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Prospectus included in the Registration Statement or any prospectus supplement or pricing supplement, other than as expressly stated herein with respect to the Securities.

This opinion is limited to the present laws of the State of California and the State of New York. I express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. I wish to point out that I am a member of the Bar of the State of California. I have made, or caused to be made, such investigation as I have deemed appropriate with respect to the laws of the State of New York in connection with the opinions expressed herein, and nothing has come to my attention in the course of such investigation which would lead me to question the correctness of such opinions.

I hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated as of the date hereof filed by the Company with the Commission and incorporated by reference into the Registration Statement.

In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Respectfully submitted,

/s/ Ellen L. Farrell
Ellen L. Farrell
General Counsel